                                  Exhibit K-15
                   Market Shares for Gas Companies in Illinois
                 (Companies Listed in Order of Customers Served)
--------------------------------------------------------------------------------

                              [Vertical Bar Chart]

X-axis (bottom of chart):

     Nicor, Inc.
     Peoples Energy Corp.
     Illinova Corp.
     Ameren Corp.
     Cilcorp, Inc.
     Everyone else


Y-axis (left side of chart): Market Share Percentages (listed in increments of 10 percent between and including 0 and 60%)

[Bar Chart lists market shares for gas companies in Illinois in terms of assets, revenues and number of customers. The companies are listed in the order of customers served as provided below. Assets, revenues and customers are represented by green, violet and red bars, respectively.]

Electric Utility              Assets         Revenues       Customers
----------------              ------         --------       ---------
Nicor, Inc.                    45.3%           45.5%          49.8%
Peoples Energy Corp.           32.0%           32.5%          25.9%
Illinova Corp.                  9.7%            9.3%          10.6%
Ameren Corp.                    6.9%            6.6%           7.9%
Cilcorp, Inc.                   5.9%            5.8%           5.4%
Everyone else                   0.2%            0.3%           0.4%
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                   MARKET SHARE FOR GAS COMPANIES IN ILLINOIS
                           COMPANIES SORTED BY ASSETS


                                  Assets                   Share of   Cumulative
Holding Company               (millions of $)     Rank      Total       Share
--------------------------------------------------------------------------------
Nicor, Inc.                            2,956        1        45.3%      45.3%
Peoples Energy Corp.                   2,083        2        32.0%      77.3%
Illinova Corp.                           634        3         9.7%      87.0%
Ameren Corp.                             447        4         6.9%      93.9%

CILCORP, INC.                            383        5         5.9%      99.8%

Everyone else combined                    16                  0.2%     100.0%

Total                                  6,519

                   MARKET SHARE FOR GAS COMPANIES IN ILLINOIS
                           COMPANIES SORTED BY REVENUE


                                  Revenue                  Share of   Cumulative
Holding Company               (millions of $)     Rank      Total       Share
--------------------------------------------------------------------------------
Nicor, Inc.                            1,731        1        45.5%      45.5%
Peoples Energy Corp.                   1,238        2        32.5%      78.1%
Illinova Corp.                           354        3         9.3%      87.4%
Ameren Corp.                             250        4         6.6%      93.9%

CILCORP, INC.                            219        5         5.8%      99.7%

Everyone else combined                    12                  0.3%     100.0%

Total                                  3,803

                   MARKET SHARE FOR GAS COMPANIES IN ILLINOIS
                     COMPANIES SORTED BY NUMBER OF CUSTOMERS


                                  Customers                Share of   Cumulative
Holding Company                  (thousands)      Rank      Total       Share
--------------------------------------------------------------------------------
Nicor, Inc.                            1,848        1        49.8%      49.8%
Peoples Energy Corp.                     963        2        25.9%      75.7%
Illinova Corp.                           394        3        10.6%      86.3%
Ameren Corp.                             294        4         7.9%      94.2%

CILCORP, INC.                            200        5         5.4%      99.6%

Everyone else combined                    14                  0.4%     100.0%

Total                                  3,714